Exhibit 99.1

Atlantic Coast Financial Corporation Reports Second Quarter 2011 Results

JACKSONVILLE, Fla.--(BUSINESS WIRE)--July 26, 2011--Atlantic Coast Financial Corporation (the "Company")(NASDAQ: ACFC), the holding company for Atlantic Coast Bank (the "Bank"), today reported financial results for the second quarter and six months ended June 30, 2011.

For the second quarter of 2011, the Company reported a net loss of $1.5 million, down from a net loss of $3.4 million in the first quarter of 2011 and a net loss of $4.1 million in the year-earlier quarter. The net loss was equal to $0.61 per diluted share versus $1.36 per diluted share in the first quarter of 2011 and $1.58 per diluted share in the second quarter of 2010 (both as adjusted for the completion of the Company's second-step conversion in February 2011). For the first six months of 2011, the net loss totaled $4.9 million compared with a net loss in the year-earlier period of $6.8 million. On an adjusted basis as previously mentioned, the net loss was equal to $1.98 per diluted share versus $2.65 per diluted share for the first six months of 2010.

Other notable aspects of the Company's second quarter report included:

  The Bank remained well capitalized in the second quarter of 2011, with a Tier 1 (core) capital ratio of 6.30% and a total risk-based capital ratio of 11.28% at June 30, 2011.
  Non-performing assets at June 30, 2011, increased to $47.0 million from $39.7 million on a linked-quarter basis at March 31, 2011, and $38.1 million at December 31, 2010.
  Annualized net charge-offs to average loans increased to 1.95% for the second quarter of 2011 from 1.75% for the first quarter of 2011, but decreased from 6.83% in the year-earlier second quarter.
  Total assets were $801.8 million at June 30, 2011, compared with $901.4 million at June 30, 2010, as the Company has continued to manage its asset size within its overall capital management strategy in order to balance earnings with targeted capital levels.

Commenting on the second quarter results, G. Thomas Frankland, President and Chief Executive Officer, said, "In the first full quarter following our conversion to a stock company, we have made meaningful progress on a number of fronts. With our recent management realignment that resulted in my appointment as permanent President and Chief Executive Officer, after serving in that position on an interim basis, and with Jay Sidhu's appointment as Chairman of the Board of Directors, we have increased management’s focus on the challenges and opportunities facing both our industry and Atlantic Coast Financial Corporation. Momentum is building with our small business lending platform, where we quickly have become a relevant lender in the SBA lending market from central Florida to Savannah, Georgia. Our warehouse lending platform also continues to mature, rebounding nicely in the second quarter following a market slowdown in the first quarter and returning to levels seen in the fourth quarter of 2010. Likewise, we are pleased with our core deposit growth and concurrent reduction in the cost of deposits, which has strengthened our net interest margin.

"Clearly, our greatest challenge continues to be in the area of credit quality, as indicated by an increase in our non-performing loans to $38.0 million at June 30, 2011, from $30.5 million at the end of the first quarter," Frankland continued. "This increase was a direct reflection of the economy and a recovery that has stagnated, as well as the growing extension of time involved in the foreclosure process in Florida. Clearly, there is simply too much real estate supply in our market area compared to demand. We continue to explore different ways to deal with these issues and feel that while we are at the bottom of our credit quality problems, improvement will be choppy as the macroeconomic issues play out."

Continuing, Frankland stated, "Opportunity for improvement still exists in the evolution of our mortgage banking platform. Changes implemented within the Company's leadership and infrastructure during the second quarter have been effective at reducing our operating costs. However, certain matters cause us to be cautious about near-term expectations, namely the uncertainty surrounding the role of government agencies in mortgage lending, unfolding mortgage banking regulations, industry forecasted declines in 2011 originations, and the pace at which residential real estate recovers. Still, we resolutely believe that our position as community bank lender, operating under a federal thrift charter, puts us in good position to grow this business meaningfully in the future when there is greater certainty around these issues."

Concluding, Frankland added, "We continue to make steady progress in rehabilitating our bank in 2011. We are focused on our strategic initiatives, including expansion of revenue sources and opportunities for expense and efficiency improvements."

Capital Position

The Bank's Tier 1 leverage ratio, Tier 1 risk-based capital ratio and Total risk-based capital ratio were 6.30%, 10.02%, and 11.28% at June 30, 2011, respectively. As such, they continued to exceed the required minimums of 5%, 6%, and 10%, respectively, necessary to be deemed a well-capitalized institution and were in compliance with the Individual Minimum Capital Requirement (IMCR) agreed to by the Bank with the Office of Thrift Supervision on May 13, 2011. Under the IMCR, the Bank agreed to achieve Tier 1 leverage ratios of 6.25% as of June 30, 2011, and 7.0% as of September 30, 2011. In addition, stockholders' equity represented 6.75% of total assets at June 30, 2011.

As previously announced, the Company submitted an application to the Treasury Department and the Office of Thrift Supervision in February 2011 for funding from the Small Business Lending Fund (SBLF), a federal program created under the Small Business Jobs Act of 2010 to encourage lending to America's small businesses by providing Tier 1 capital to community banks. The Treasury Department has notified the Company that its application is still under review and the Company intends to continue to pursue participation in the program. If approved, this funding will further enhance the Company's ability to expand its small business lending program, thus aiding the economic recovery of small businesses in the Bank's markets. Additionally, the SBLF investment, which qualifies as Tier 1 capital for the Bank, would be considered and evaluated as part of the Company's capital initiatives for the second half of 2011, along with a possible rights offering.

The following tabular presentations highlight other key aspects of the Company's performance.

Asset Quality	At and for the Three Months Ended
	June 30, 2011	March 31, 2011	Dec. 31, 2010	June 30, 2010
	($ in millions)
Non-performing loans	$38.0	$30.5	$28.1	$21.7
Non-performing loans to total loans	7.00%	5.54%	4.99%	3.64%
Other real estate owned (OREO) and repossessed assets	$9.0	$9.2	$10.0	$7.3
Non-performing assets	$47.0	$39.7	$38.1	$29.0
Non-performing assets to total assets	5.86%	4.91%	4.60%	3.22%
Performing troubled debt restructurings (PTDR)	$14.4	$23.8	$26.3	$16.6

Total non-performing assets and PTDR	$61.4	$63.5	$64.4	$45.6

  The increase in non-performing loans in the second quarter of 2011 on a linked-quarter basis results from an increase of $2.6 million of one-to-four family residential loans as well as $3.6 million for one commercial loan secured by income producing property in Florida. This loan was restructured during 2010, but under the Bank's aggressive approach to managing restructured loans, it was moved to non-performing status after repeated payment delinquencies. While non-performing loans increased in the second quarter, many of the economic fundamentals that impact the Bank's credit quality have not changed materially since year-end 2010 as evidenced by the total of non-performing assets and PTDR, which has remained flat over the last three linked quarters. That is, the Company's credit conditions continue to reflect the prolonged economic impact of the real estate downturn in Florida with a steadily increasing supply of distressed properties, which exerts further pressure on asset values, the financial strength of many borrowers, and foreclosure activities.
  PTDR balances improved significantly on a quarterly basis as approximately $5.7 million of restructured loans demonstrated 12 months of performance under restructured terms and, therefore, moved to performing status or were paid off. The other reduction in PTDR was primarily due to the above described commercial loan, which did not perform as restructured and was reported as non-performing as of June 30, 2011.

Provision / Allowance for Loan Losses	At and for the Three Months Ended			At and for the Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
		($ in millions)
Provision for loan losses	$3.0	$2.8	$7.5	$5.8	$11.2
Allowance for loan losses	$13.7	$13.6	$10.2	$13.7	$10.2
Allowance for loan losses to total loans	2.52%	2.46%	1.71%	2.52%	1.71%
Allowance for loan losses to non-performing loans	36.00%	44.43%	47.12%	36.00%	47.12%
Net charge-offs	$2.8	$2.6	$10.6	$5.4	$14.8
Net charge-offs to average outstanding loans	1.95%	1.75%	6.83%	1.85%	4.74%

  The provision for the second quarter of 2011 increased slightly compared with the first quarter of 2011 to reflect a mix of higher charge-offs on residential mortgages offset by an improvement in charge-offs on home equity lines of credit.
  The decline in the provision in the second quarter and first half of 2011 versus the year-earlier periods was due to last year's $2.8 million loss on a distressed asset sale of $6.3 million of non-performing residential loans, an additional specific reserve on a commercial multi-family development, and a charge-off on a commercial real estate property, all in 2010.

Net Interest Income	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	($ in millions)
Net interest income	$5.4	$5.3	$6.3	$10.7	$11.9
Net interest margin	2.86%	2.77%	2.92%	2.81%	2.78%

  The increase in net interest income for the second quarter on a linked-quarter basis reflected an improved net interest margin that mainly was due to lower costs on deposits and the write-off of unamortized debt issuance costs in the first quarter of 2011.
  The decline in net interest income in the second quarter and first half of 2011 versus comparable year-earlier periods reflected lower levels of net interest-earning assets as the Company reduced its balance sheet in the fourth quarter of 2010 and, in the case of the six-month comparison, the write-off of unamortized debt issuance costs in the first quarter of 2011. These declines were partially offset by lower costs on deposits.

Non-Interest Income / Non-Interest Expense	Three Months Ended			Six Months Ended
	June 30, 2011	March 31, 2011	June 30, 2010	June 30, 2011	June 30, 2010
	($ in millions)
Non-interest income	$2.6	$1.9	$2.9	$4.4	$4.0
Non-interest expense	$6.5	$7.8	$5.8	$14.3	$11.5
Efficiency ratio	81.83%	108.70%	62.87%	94.56%	72.50%

  The increase in non-interest income for the second quarter of 2011 on a linked-quarter basis primarily reflected higher gains on sales of both loans held for sale and available-for-sale securities.
  The increase in year-to-date non-interest income compared with the first half of 2010 reflected higher gains on held-for-sale loans, which were partially offset by reduced gains on available-for-sale securities.
  The decline in non-interest expense for the second quarter of 2011 on a linked-quarter basis reflected primarily lower compensation and benefits expense in the Company's mortgage banking operations following organizational and personnel changes in the first quarter of 2011, the first quarter impact of expense related to the restoration of supplemental executive retirement plans (SERP) that partially vested with the completion of the Company's second-step conversion and offering in February 2011, and lower FDIC insurance premiums. Offsetting these improvements to some extent were higher foreclosure costs and increased legal costs related to various board and regulatory matters.
  The increase in non-interest expense for the second quarter of 2011 compared with the year-earlier quarter reflected higher compensation and benefits expense related to the expansion of the Company's mortgage banking and small business banking divisions along with increased legal expenses, which were partially offset by lower FDIC insurance premiums. For the year-to-date period, the increase also reflected the first quarter 2011 SERP charge.

About the Company

Atlantic Coast Financial Corporation is the holding company for Atlantic Coast Bank, a federally chartered and insured stock savings bank. It is a community-oriented financial institution serving northeastern Florida and southeastern Georgia markets through 12 locations, with a focus on the Jacksonville metropolitan area. Investors may obtain additional information about Atlantic Coast Financial Corporation on the Internet at www.AtlanticCoastBank.net, under Investor Information.

Forward-looking Statements

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as "will," "expected," "believe," and "prospects," involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, and market disruptions and other effects of terrorist activities. The Company undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.

ATLANTIC COAST FINANCIAL CORPORATION Unaudited Financial Highlights (In thousands, except per share amounts)

	June 30, 2011	March 31, 2011	Dec. 31, 2010	June 30, 2010
Total assets	$801,774	$810,101	$827,442	$901,374
Cash and cash equivalents	27,824	11,818	8,550	29,892
Securities available for sale	125,293	156,995	149,090	200,040

Loans held for sale	52,617	35,011	49,318	17,086
Loans receivable, gross	543,276	551,297	563,096	596,912
Allowance for loan losses	13,684	13,563	13,344	10,236
Loans receivable, net	529,592	537,734	549,752	586,676

Total deposits	497,526	507,706	528,497	575,011
Federal Home Loan Bank advances	151,000	145,000	150,000	170,741
Securities sold under agreements to purchase	92,800	92,800	92,800	92,800
Stockholders' equity	54,081	54,867	44,791	53,216

	Three Months Ended June 30,		Six Months Ended June 30,
	2011	2010	2011	2010
Interest income	$9,631	$11,692	$19,424	$22,894
Interest expense	4,206	5,428	8,695	10,994
Net interest income	5,425	6,264	10,729	11,900
Provision for loan losses	2,967	7,494	5,764	11,217
Net interest income (loss) after provision for loan losses	2,458	(1,230)	4,965	683
Non-interest income	2,555	2,937	4,445	4,025
Non-interest expense	6,530	5,785	14,349	11,545
Loss before income taxes	(1,517)	(4,078)	(4,939)	(6,837)
Income tax expense	--	--	--	--
Net loss	$(1,517)	$(4,078)	$(4,939)	$(6,837)

Net loss per basic and diluted share	$(0.61)	$(1.58)	$(1.98)	$(2.65)

Basic and diluted weighted average shares outstanding	2,484	2,575	2,498	2,576

Net loss per basic and diluted shares, as well as the number of basic and diluted shares outstanding have been restated to give effect to the Company's conversion from a mutual holding company structure to a stock holding company form of organization, which was completed on February 3, 2011. In the conversion and offering, the Company issued 0.1960 share of Atlantic Coast Financial Corporation common stock for each share of Atlantic Coast Federal Corporation common stock previously outstanding (other than those owned by Atlantic Coast Federal, MHC) and sold approximately 1,711,000 new shares of common stock. The net loss per basic and diluted share for the second quarter ended June 30, 2010, as originally reported, was $0.31, and the number of basic and diluted weighted average shares outstanding for that quarter, as reported, was 13,136,000.

ATLANTIC COAST FINANCIAL CORPORATION Selected Consolidated Financial Ratios and Other Data (Unaudited) (Dollars in thousands)

	At and for the Three Months Ended June 30,		At and for the Six Months Ended June 30,
	2011	2010	2011	2010
Interest rate information
Net interest spread	2.72%	2.76%	2.66%	2.63%
Net interest margin	2.86%	2.92%	2.81%	2.78%

Average balances
Loans receivable	$585,034	$619,306	$587,010	$623,879
Total interest-earning assets	759,972	859,362	762,862	855,995
Total assets	807,614	906,650	811,721	906,638
Deposits	501,356	544,095	508,761	541,395
Total interest-bearing liabilities	707,915	808,992	713,763	808,639
Total liabilities	751,962	849,475	757,197	849,214
Stockholders' equity	55,652	57,175	54,524	57,424

Performance ratios (annualized)
Return on average total assets	-0.75%	-1.80%	-1.22%	-1.51%
Return on average stockholders' equity	-10.90%	-28.53%	-18.12%	-23.81%
Ratio of operating expenses to average total assets	3.23%	2.55%	3.54%	2.55%
Efficiency ratio	81.83%	62.87%	94.56%	72.50%
Ratio of average interest-earning assets to average interest-bearing liabilities	107.35%	106.23%	106.88%	105.86%

Asset quality ratios
Non-performing loans	$38,013	$21,725	$38,013	$21,725
Foreclosed assets	8,969	7,340	8,969	7,340
Impaired loans	44,256	36,560	44,256	36,560
Non-performing assets to total assets	5.86%	3.22%	5.86%	3.22%
Non-performing loans to total assets	4.74%	2.41%	4.74%	2.41%
Non-performing loans to total loans	7.00%	3.64%	7.00%	3.64%
Allowance for loan losses to non-performing loans	36.00%	47.12%	36.00%	47.12%
Allowance for loan losses to total loans	2.52%	1.71%	2.52%	1.71%
Net charge-offs to average outstanding loans (annualized)	1.95%	6.83%	1.85%	4.74%

Capital ratios
Stockholders' equity to total assets	6.75%	5.90%	6.75%	5.90%
Average stockholders' equity to average total assets	6.89%	6.31%	6.72%	6.33%

CONTACT:
Atlantic Coast Financial Corporation
Thomas B. Wagers, Sr., 904-565-8570
Chief Financial Officer